Exhibit 21.01
SUBSIDIARIES OF PORTOLA PACKAGING, INC.
Portola Packaging Canada Ltd., a Yukon Territory corporation (operating)
Portola Packaging Limited, a corporation organized under the laws of England and Wales (formerly Cap Snap (U.K.) Ltd.) (operating)
Portola Packaging Inc. Mexico, S.A. de C.V., a Mexican corporation (operating)
Northern Engineering and Plastics Corporation, a Delaware corporation (operating)
Tech Industries, Inc., a Rhode Island corporation (operating)
Portola Allied Tool, Inc., a Delaware corporation (operating but not significant pursuant to Item 601 of Regulations S-K)
Shanghai Portola Packaging Company Limited, a People’s Republic of China Corporation (operating but not significant pursuant to Item 601 of Regulation S-K)
Portola (Asia Pacific) Holding Limited, a Hong Kong corporation (operating but not significant pursuant to Item 601 of Regulations S-K)
Portola Ltd. (U.K.), a corporation organized under the laws of England and Wales (operating but not significant pursuant to Item 601 of Regulations S-K)
Portola GmbH, an Austrian corporation (operating but not significant pursuant to Item 601 of Regulation S-K)
Portola s.r.o., a Czech Republic corporation (operating but not significant pursuant to Item 601 of Regulations S-K)
Tech Industries UK Ltd., a Rhode Island corporation (operating but not significant pursuant to Item 601 of Regulation S-K)
Portola Packaging (ANZ) Limited, a New Zealand corporation (operating but not significant pursuant to Item 601 of Regulation S-K)